Exhibit 99.1

Aurora Health Care	IASIS Healthcare
Michael Brophy michael.brophy@aurora.org (414) 299-1614	Michele Simpson michele_simpson@iasishealthcare.com (615) 467-1255

IASIS Investor Relations

John Doyle

(615) 844-2747

FOR IMMEDIATE RELEASE

AURORA HEALTH CARE & IASIS HEALTHCARE ANNOUNCE PARTNERSHIP

Focus will be on Growth Opportunities in New and Existing Markets,

Shared Clinical and Management Services to Enhance Quality and Patient Access

MILWAUKEE, Wis. / FRANKLIN, Tenn. – (Aug. 27, 2012) – Aurora Health Care and IASIS Healthcare today announced a wide ranging partnership which includes the formation of a development joint venture, Aurora IASIS Health Partners, to pursue healthcare acquisitions, new construction, management of facilities and development of clinical services with an initial focus on new and existing markets in Wisconsin and northern Illinois. Aurora IASIS Health Partners will evaluate opportunities in other markets on a case-by-case basis.

The first project announced is a cancer care center in Kenosha, Wis. In addition to the joint venture, Aurora and IASIS are exploring a variety of other affiliations including sharing clinical practices and leveraging operational capabilities across the two organizations.

This unique collaboration positions both Aurora, one of the nation’s largest integrated not-for-profit systems, and IASIS, the nation’s largest privately held hospital company, at the forefront of organizations developing pragmatic and innovative responses to challenges presented by the changing dynamics of the U.S. healthcare industry.

“This partnership advances our strategy of providing our patients and communities with value in the form of high quality, affordable, accessible healthcare,” said Nick Turkal, MD, CEO of Aurora Health Care, a $4 billion integrated health system headquartered in Milwaukee. “Healthcare is undergoing rapid and fundamental change and leading edge systems are finding ways to manage these changes. We believe, and national trends support this fact, that partnerships will be critical to meeting the challenges of the future. In IASIS, we have found a strong organization like ours, with a compatible purpose and culture that brings complementary strengths to our organization.”

-more-

Aurora IASIS Health Partners Announcement

“This groundbreaking joint venture brings together two organizations nationally recognized for clinical quality, operational excellence and a commitment to patient-centered care,” said Carl Whitmer, President and CEO of IASIS Healthcare, a $2.6 billion system headquartered in Franklin, Tennessee and operating healthcare facilities in seven states. “Our combination of two large healthcare organizations, with complementary areas of expertise, creates new development and affiliation opportunities, access to financial and human resources to achieve strategic growth initiatives, and a unique ability for us to respond to hospitals and healthcare systems looking for a strong strategic partner.”

The first project of Aurora IASIS Health Partners is the development of a cancer care center on property just west of Aurora Medical Center-Kenosha. The new 11,000 square foot facility will expand patient access to outpatient radiological oncology services in southeastern Wisconsin and northern Illinois, which are now limited by space and technological constraints at Aurora Medical Center-Kenosha. Other clinical service offerings also may be part of the campus where the cancer center will be built. These plans will be announced at a later date.

“This project exemplifies one of the ultimate goals of our partnership: to enhance access and care for patients in ways that are cost-effective and will combine the expertise and capabilities of Aurora and IASIS,” Turkal said.

Whitmer added, “Like Aurora, IASIS has a strong record of providing high-quality services at exceptional value for our patients and payors, and this collaboration signals another major step forward for each of our organizations. This partnership can capitalize on value-added pay-for-performance initiatives in this new era of healthcare delivery which will benefit each of our organizations and the patients we so proudly serve.”

Aurora and IASIS also may engage in various areas of clinical affiliation, including transplant programs, clinical research projects, physician practice management collaboration, managed care initiatives for Aurora patients covered by Medicaid, medical management programs and shared clinical protocols. The organizations anticipate making future announcements about these initiatives and other development opportunities to be pursued by this partnership.

The joint venture, to be headquartered in Milwaukee, does not require regulatory approval. It will be governed by a board of directors comprised of representatives from each organization. Aurora Health Care and IASIS Healthcare will remain independent entities, governed by their current boards of directors. For more information about this partnership, visit www.AuroraIASISHealth.com.

About Aurora Health Care

Aurora Health Care is an integrated, not-for-profit health care provider serving communities throughout eastern Wisconsin and northern Illinois at 15 hospitals, 190 clinics and other facilities. At Aurora, we believe that coordinated care is better care. Our patients enjoy a comprehensive array of health care resources and access points depending on their individual needs.

-more-

Aurora IASIS Health Partners Announcement

From primary and specialty care to hospitals, pharmacies, lab and home care, we have developed a model of care that improves quality, makes care more efficient and affordable and enhances every patient’s health care experience.

For more information, please visit www.aurorahealthcare.org.

About IASIS Healthcare

IASIS Healthcare, located in Franklin, Tennessee, is a leading provider of high quality, affordable healthcare services in urban and suburban markets. With total annual net revenue of approximately $2.6 billion, IASIS owns and operates 19 acute-care hospitals, one behavioral-health hospital, several outpatient service facilities, more than 160 physician clinics, and Medicaid and Medicare managed health plans in Arizona and Utah that serve approximately 180,000 members. IASIS’ healthcare facilities offer a variety of access points for convenient patient care in numerous regions across the U.S., including: Salt Lake City, Utah; Phoenix, Arizona; Tampa-St. Petersburg, Florida; five cities in Texas, including Houston and San Antonio; Las Vegas, Nevada; and West Monroe, Louisiana. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.

###